SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  January 4, 1995



                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640
- ----------------------------------------------------------------
(State or other juris-      (Commission      (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)





Registrant's telephone number, including area code:(415) 973-7000








Item 5.  Other Events

A.   Performance Incentive Plan - 1995 Target

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular, nonbargaining unit employees of the Company and designated subsidiaries. The Plan provides for awards based on (1) the Company's success in meeting overall corporate financial performance objectives, based on combined earnings per share for the Company's utility operations, Diablo Canyon nuclear power plant (Diablo Canyon) operations and the Company's nonregulated operations conducted through PG&E Enterprises (Enterprises), a wholly owned subsidiary; and (2) the performance of the employee's organizational unit in meeting its individual objectives. The corporate and organizational objectives include cost control, quality and reliability of service to customers, financial performance and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the Board (Committee) makes the final determination of awards based upon achievement of the Plan objectives. The Committee has the discretion to modify or eliminate awards.

The performance measurement target for the 1995 Plan year is based on the corporate operating and capital budgets prepared for 1995 which result in a budgeted corporate earnings per common share of $2.86. The following table sets forth the budgeted earnings per share for the three types of operations which comprise the overall budgeted corporate earnings per share as approved by the Board of Directors in December 1994:

             Budgeted 1995 Earnings Per Common Share

               Utility             $ 1.77
               Diablo Canyon         1.11
               Enterprises          (0.02)
                                   -------
                    Total          $ 2.86
                                   =======

The budgeted corporate earnings per share is a performance target and is not a forecast of actual performance that will be realized by the Company. The budgeted amount does not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Notes to the Company's Consolidated Financial Statements, which could affect the Company's performance during the year. Actual performance during the year may differ materially from the budgeted amount.

The 1995 budgeted earnings per share for the utility were derived from, among other things, (i) budgeted revenues as authorized by the CPUC for 1995 which include the continuation of the Company's economic stimulus rate and electric rate freeze, (ii) the Company's capital budget for 1995 of approximately $1.3 billion for utility operations and (iii) budgeted operating expenses for utility operations that are approximately 9% less than budgeted for 1994. The budgeted operating expenses for utility operations assume Customer Energy Efficiency (CEE) and electric research development and demonstration (RD&D) expenditures that are $150 million less than previously authorized for 1995, consistent with the CPUC decisions issued in December 1994 granting the Company's request for reduced CEE and RD&D expenditures in 1995. The utility budgeted earnings per share assumes contribution to earnings of $.10 per share from Pacific Gas Transmission Company.

The budgeted earnings per share for Diablo Canyon were derived from, among other things, (i) a reduction in the price of power produced by Diablo Canyon from 11.89 cents per kilowatt hour
(kWh) in 1994 to 11.0 cents per kWh in 1995, consistent with the agreement reached with the CPUC's Division of Ratepayer Advocates and other parties to modify the Diablo Canyon rate case settlement, (ii) an operating capacity factor (excluding refueling outages) of 91%, (iii) an overall annual capacity factor of 85.4% and (iv) one 45-day refueling outage at Unit 1 during 1995. Budgeted operating expenses for 1995 relating to Diablo Canyon are approximately 20% less than budgeted for 1994. Budgeted capital expenditures for Diablo Canyon are approximately $47 million for 1995, which is 55% less than budgeted for 1994.

The budgeted earnings per share for Enterprises assumes net income of $9 million from U.S. Generating Company and PG&E Properties, which is offset by budgeted net losses of $19 million attributable primarily to DALEN Resources Corp. (DALEN) and two new business areas, international power generation and new products and services in U.S. utility markets. As previously disclosed, the Company has proposed the sale of DALEN in 1995 through an initial public offering of DALEN's common stock.

All of the budgeted earnings per share amounts assume 430 million shares of common stock outstanding. The budgeted earnings per share amounts assume no significant gain or loss on the sale of assets.

B.   California Public Utilities Commission Proceedings

          1.   1995 Electric Rate Stabilization / Attrition Rate
               Adjustment

On December 21, 1994, the CPUC issued a resolution authorizing the Company to implement an Attrition Rate Adjustment (ARA) to keep the Company's retail electric rates unchanged through 1995, consistent with the Company's 1995 electric rate freeze. The CPUC authorized the Company to forgo the electric rate increase of approximately $170 million that otherwise would have occurred on January 1, 1995 as authorized in the Company's 1993 General Rate Case. In addition, the CPUC adopted the Company's proposal to decrease electric base revenues in an amount equal to the increase in revenues the CPUC approved in the Company's 1995 Cost of Capital proceeding and Energy Cost Adjustment Clause (ECAC) proceeding (see Item B.2. below), and the increase in revenues contemplated by the proposed settlement in the Helms Pumped Storage Project (Helms) proceeding, such that electric rates will not increase through the end of 1995.

The CPUC also authorized the implementation of an ARA which results in an increase of $68.6 million for gas base rates. Combined with the previously authorized increases of $33.2 million relating to the 1995 Cost of Capital proceeding and $31.3 million for partial recovery of amounts accrued in the Interstate Transition Cost Surcharge balancing account, and approval of the Company's request to reduce authorized funding for gas CEE programs in 1995 by $33.1 million, gas revenues will increase, effective January 1, 1995, by approximately $100 million, or 4.7% over rates in effect since August 1994.

On December 21, 1994, the CPUC also granted the Company's request for reductions of approximately $100 million in authorized funding levels for 1995 electric CEE programs and $17 million for electric RD&D programs. The request for such reductions was made as part of the Company's electric rate freeze plan.

          2.   ECAC

On December 21, 1994, the CPUC issued a decision in the Company's 1995 ECAC proceeding which adopts all of the Company's proposals to continue the electric rate freeze currently in effect, including a $157.8 million ECAC increase to be offset by an attrition base rate decrease, an early refund of $83.5 million in CEE program dollars collected from ratepayers but not spent in 1993 and 1994, and deferral of collection of approximately $443.7 million of ECAC costs forecasted to be undercollected as of December 31, 1995. In granting the deferral, the decision continues imposition of the three conditions placed on the first deferral in last year's proceeding: (i) reinstatement of the Annual Energy Rate (AER) mechanism, which places shareholders at risk for nine percent of any deviations from forecasted operations, (ii) no interest on the estimated revenue requirement deferral, and (iii) written notification to all parties if the Company forecasts that rates would need to rise an additional five percent or more to amortize the undercollection.

The decision agreed with the Company that the forgoing of interest on the deferral amount was limited to the adopted deferral amount and not to undercollections resulting from forecast error. The decision also makes it clear that the deferral would not be considered a transition cost in any restructuring of the electric industry, but should be separately collected from the customers receiving electric service during the period in which the deferred amounts were incurred.

          3.   1988 - 1990 Gas Reasonableness Proceedings

As previously disclosed, in March 1994, the CPUC issued a decision on the Company's Canadian gas procurement activities during 1988 through 1990. The decision orders a disallowance of $90 million of gas costs, plus accrued interest estimated at approximately $25 million through December 31, 1993. The CPUC decision found that the Company could have saved its customers money if it had bargained more aggressively with its then-existing Canadian suppliers or bought lower-priced gas from other Canadian sources. The Company filed a request for rehearing of this decision, which was denied in November 1994.

On December 21, 1994, the Company filed a complaint against the CPUC in the U.S. District Court for the Northern District of California challenging this decision by the CPUC. The complaint alleges that the CPUC disallowance order purports to regulate the foreign and interstate purchase and transportation of natural gas, matters within the exclusive jurisdiction of United States and Canadian regulatory authorities. Accordingly, the complaint alleges, such order is preempted by federal law and violates the Company's rights under the United States Constitution. The complaint seeks injunctive and declaratory relief.

                              SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY



                                   GORDON R. SMITH
                              By __________________________
                                   GORDON R. SMITH
                                   Vice President and Chief
                                   Financial Officer





Dated:  January 4, 1995